UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): October 31, 2008
LIME ENERGY CO.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337

(State or other jurisdiction of incorporation)	(Commission File #)	(IRS Employer Identification No.)
1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On October 31, 2008, Lime Energy Co. (the “Company” or “Lime”) entered into an Amended and Restated Note Issuance Agreement (“Note Agreement”), Third Amended and Restated Revolving Line of Credit Note and an Amended and Restated Security Agreement with Richard Kiphart and Advanced Biotherapy, Inc. (the “Notes”) totaling $19,000,000. Among other things, the Note Agreement increased Advanced Biotherapy, Inc.’s commitment under its Note to $4,500,000 from $1,500,000. Mr. Kiphart’s Note remains at $14,500,000. The amendments also modified the provision that permits the Advanced Biotherapy, Inc. to convert its note if not repaid on or before the maturity date (March 31, 2009) to reduce the conversion price from $7.93 per share to a price equal to the volume weighted average price of the Company’s common stock for the five day period prior to the first advance under the amended Note. The Company requested the first advance under the amended Note on October 31, 2008 and the conversion price was determined to be $4.76 per share.
The Notes continue to bear interest at 17% per annum, with 12% payable in cash and the remaining 5% to be capitalized and added to the principal balance on the Notes. The Notes also require the payment of an unused funds fee of 4% per annum on the unused portion of the Notes. The Company may borrow any amount, at any time during the term of the Note as long as it is not in default at the time of the advance, provided that the total advances under the Notes, net of repayments, may not exceed $19 million. If the Company terminates the Notes before their scheduled maturity it will be required to pay a termination fee based on a formula that is approximately equal to approximately $2,602.74 for each day remaining before the scheduled maturity.
Events of default include:
i)	failure to pay interest or unused funds fees within 10 days of written demand;

ii)	failure to pay outstanding principal and accrued interest thereon on the maturity date;

iii)	failure to pay termination fees on the termination date;

iv)	the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and such petition, application or proceeding is not dismissed within sixty (60) days; or

v)	the Company sell substantially all of its assets.
Proceeds from the increased availability under the Notes will be used to repay a revolving promissory note that matures on October 31, 2008, to fund the Company’s working capital needs and for other general corporate purposes.
Mr. Kiphart is the chairman of the Company’s board of directors and is its largest individual stockholder. Mr. Kiphart is also is the chairman of the board of Advanced Biotherapy, Inc., and owns the majority of the common stock of Advanced Biotherapy. Mr. David Valentine, one of Lime Energy’s directors, is also a director and stockholder of Advanced Biotherapy.
The description of the Notes is not intended to be complete and is qualified in its entirety by the complete text of the Note, the Amended and Restated Note Issuance Agreement and the Amended and Restated

Security Agreement, which are attached as exhibits 10.1, 10.2, and 10.3, respectively, to this report and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Form 8-K is incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.
As described in more detail in Item 1.01 above, on October 31, 2008, the Company entered into Third Amended and Restated Line of Credit Note with Advanced Biotherapy, Inc. which, if not repaid by its maturity date, would be convertible at the holder’s election into shares of the Company’s common stock at any time between April 1, 2009 and March 31, 2010 at $4.76 per share.
Each of the investors is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”). The offer and sale of the securities described above were made in reliance upon an exemption from the registration requirements pursuant to Section 4(2) under the Act, and Regulation D promulgated thereunder.  There was no general solicitation or advertising with respect to this sale of equity securities, and the investors provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities.  Appropriate legends will be affixed by the Company to each of the share certificates that have been or will be issued.
Additional information regarding these transactions are incorporated in this Item 3.02 by reference to “Item 1.01.  Entry into a Material Definitive Agreement” of this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits
10.1	Third Amended and Restated Line of Credit Note—$4,500,000

10.2	Amended and Restated Note Issuance Agreement

10.3	Amended No. 1 to Security Agreement

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.
Dated: October 31, 2008	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated Line of Credit Note—$4,500,000

10.2	Amended and Restated Note Issuance Agreement

10.3	Amended No. 1 to Security Agreement